Registration No. 333- 192777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

To Form S-1 on

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5810	13-3714474
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joseph A. D’Amato

Chief Executive Officer

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Facsimile (212) 370-7889

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer box	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post-Effective Amendment No. 1 were paid upon the initial filing of the previously filed registration statement covering such shares. No additional shares are registered and accordingly, no additional fees are payable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On December 11, 2013, the registrant filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-192777), which was declared effective by the SEC on January 3, 2014 (the “Form S-1”), to register for resale by the selling stockholder named in the prospectus up to 1,083,335 shares of the registrant’s common stock, $0.01 par value per share, issuable pursuant to warrants to purchase up to 1,083,335 shares of the registrant’s common stock, to be sold by the selling stockholder named in the prospectus.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a registration statement on Form S-3, and contains an updated prospectus relating to the offering and sale of the shares that were registered for resale on the Form S-1.

All filing fees payable in connection with the registration of the shares of the common stock covered by the registration statement were paid by the registrant at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 12, 2015

1,083,335 SHARES

This prospectus relates to shares of common stock of Empire Resorts, Inc. issuable upon the exercise of outstanding warrants. The warrants were issued to the selling stockholder named herein pursuant to the terms of certain agreements between the selling stockholder and the Company. We are registering the offer and sale of the shares issuable pursuant to such warrants. We will not receive any of the proceeds from the sale of the shares hereunder.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes.

The selling stockholder (which term as used herein includes its donees, transferees or other successors in interest) may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its or their shares of common stock in the section titled “Plan of Distribution.”

Our common stock is traded on the NASDAQ Global Market under the symbol “NYNY.” The last reported sale price on March 11, 2015, was $4.43 per share.

Investing in our common stock involves certain risks. You should carefully read and consider the section entitled “Risk Factors” on page 3 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission and in this prospectus and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March      , 2015

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the section entitled “Risk Factors” and the risk factors incorporated by reference in this prospectus as described in that section, and our financial statements and the notes thereto and other information incorporated by reference in this prospectus from our other filings with the Securities and Exchange Commission, or the Commission. In this prospectus, unless the context indicates otherwise, the terms “Company,” “we,” “us,” and “our” refer to Empire Resorts, Inc., a Delaware corporation, together with its subsidiaries.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We have not authorized anyone to provide any information or make any representations other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you outside of this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Overview

We were organized as a Delaware corporation on March 19, 1993, and since that time have served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Through our wholly-owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs which includes 20 electronic table game positions. VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

In a letter dated December 30, 2014, the New York State Gaming Commission (the “NYSGC”) approved MRMI’s racetrack and simulcast license renewal applications for calendar year 2015. Generally, the annual license renewal process requires the NYSGC to review the financial responsibility, experience, character and general fitness of MRMI and its management.

On December 17, 2014, through our wholly-owned subsidiary, Montreign Operating Company, LLC (“Montreign”), the New York State Gaming Facility Location Board (the “Siting Board”) unanimously selected the Company as the sole Catskill/Hudson Valley Region One (the “Area”) casino applicant eligible to apply to the NYSGC for a license (a “Gaming Facility License”) to operate a resort casino (the “Casino Project”). The Casino Project would be located at the site of Adelaar, a four-season destination resort planned for the Town of Thompson in Sullivan County, 90 miles from New York City (“Adelaar Project”). The Adelaar Project is to be located on 1,500 acres owned by EPT Concord II, LLC and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties Trust (together with its subsidiaries, “EPR”). The Casino Project, to be called “Montreign Resort Casino”, is part of the initial phase of Adelaar, which will also include an indoor Waterpark Lodge and adventure park, Rees Jones redesigned “Monster” Golf Course and an Entertainment Village, which will include retail, restaurant, shopping and entertainment. Together with the Casino Project, this initial phase of the Adelaar Project is referred to as the “Gaming Facility”. The Company and EPR have entered into various agreements in connection with the Adelaar Project. Over the past three (3) years, the Company has expended substantial time and resources on designing the Casino Project and, in conjunction with EPR, working with local, state and federal agencies and officials to obtain the necessary permits and approvals to begin construction.

The Siting Board announced their selection of Montreign after having initiated a Request for Applications (“RFA”) competitive process on March 31, 2014. The Montreign proposal to build a Gaming Facility selected for recommendation to the NYSGC by the Siting Board anticipates a minimum capital investment, without the license fee, of approximately $452 million. In addition, pursuant to the RFA, a holder of a Gaming Facility License in the Area must pay a minimum licensing fee within thirty (30) days after the award of a Gaming Facility License, which in our case would be $51 million. The NYSGC will award such Gaming Facility Licenses upon confirmation of the applicants’ suitability and their respective ability to complete the Gaming Facility. The development of the Adelaar Project and the Casino Project is contingent upon various conditions, including obtaining all necessary governmental approvals, including the Gaming Facility License, and the Company’s ability to obtain necessary financing.

Our principal executive offices are located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, and our telephone number is (845) 807-0001. Our website address is www.empireresorts.com. Except for the documents referred to in the section “Incorporation of Certain Information by Reference,” which are specifically incorporated by reference in this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment. Please see “Cautionary Statement Concerning Forward-Looking Statements” and “Incorporation by Reference.”

Risks Related to this Offering

Sales of shares issued in the offering may cause the market price of our shares to decline.

Upon the effectiveness of the registration statement, an aggregate of an additional 1,083,335 shares of common stock issuable upon exercise of the warrants held by the selling stockholder may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Throughout this prospectus and the documents incorporated by reference herein or therein, we make “forward-looking statements”, as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the words “may”, “would”, “could”, “likely”, “estimate”, “intend”, “plan”, “continue”, “believe”, “expect” or “anticipate” and similar words as well as our development and expansion plans, objectives or expectations and our liquidity projections.

Our forward-looking statements generally relate to our plans, objectives, prospects, and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time.

Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. You should read this prospectus and the documents incorporated by reference herein or therein thoroughly with the understanding that actual future results, performance or achievements may be materially different from those expressed or implied by these forward-looking statements as a result of future developments, including the factors described in the “Risk Factors” sections of this prospectus and the sections of our Annual Report on Form 10-K for the year ended December 31, 2014 captioned “ Risk Factors “ and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We disclaim any obligation, and do not plan, to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes.

SELLING STOCKHOLDER

Up to 1,083,335 shares of common stock, referred to as the “resale shares,” are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholder. The shares being offered are issuable to the selling stockholder pursuant to three warrants issued pursuant to the 2010 Agreement (as defined below).

On May 11, 2010, the Company executed a settlement agreement and release with the selling stockholder (the “2010 Agreement”) and, in connection therewith, issued warrants to purchase up to an aggregate of 1,083,335 shares of common stock. On February 28, 2011, the parties entered into an Agreement and Release (the “2011 Agreement”). This Registration Statement registers with the SEC the shares of common stock issuable upon exercise of the warrants for resale.

Warrant No. 10001 is exercisable for up to 666,667 shares of common stock at an exercise price of $6.00 per share. Warrant No. 10001 may be exercised at any time or from time to time on or after the exercise in full of Warrant No. 10002 and Warrant No. 10003 (each described below) for a period commencing May 11, 2010 and terminating May 10, 2020. Warrant No. 10002 is exercisable for up to 333,334 shares of common stock at an exercise price of $6.00 per share. Warrant No. 10002 may be exercised at any time or from time to time from May 11, 2010 to May 10, 2015. Warrant No. 10003 is exercisable for up to 83,334 shares of common stock at an exercise price of $6.00 per share. Warrant No. 10003 may be exercised at any time or from time to time from May 11, 2010 to May 10, 2015.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to the “selling stockholder” in this prospectus, we mean the person listed in the table below, as well as its donees, pledgees, assignees, transferees, distributees, successors and others who later hold the resale shares.

We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to be declared effective as soon as practicable.

We have paid all expenses incurred with respect to the registration of the resale shares (excluding any underwriting fees, discounts and commissions attributable to the sale of the resale shares and fees of counsel to the selling stockholder).

The table below sets forth certain information with respect to the ownership of the securities of the Company by the selling stockholder as of March 12, 2015 based on information we believe is correct. Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the resale shares, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our common stock that will be held by the selling stockholder upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholder will sell all of the resale shares.

In the table below, the percentage of shares owned is based on 46,683,231 shares of our common stock outstanding at March 12, 2015 plus the resale shares outstanding on the date hereof. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him. The ownership information presented in this table is not necessarily indicative of ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling stockholder	Number of Shares of Common Stock Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Owned	Percent of Shares of Common Stock Outstanding
Joseph Bernstein	68,833	*	1,083,335	68,833	*

*	Less than 1%

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation, as amended, and second amended and restated bylaws. This summary is not complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and seconded amended and restated bylaws, each as amended to date. The summary is not complete. You should read our certificate of incorporation and amended and restated bylaws for the provisions that are important to you.

Our authorized capital stock consists of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 95,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share.

New York State Gaming Commission. Our capital stock is transferable subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of capital stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their capital stock if the owner does not possess such qualifications.

Common Stock

As of March 12, 2015, there were 46,683,231 shares of common stock outstanding and 222 holders of record of our common stock.

Voting. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 2,210,918 have been designated as a previously issued series of preferred stock. 44,258 shares of Series B Preferred Stock are currently outstanding and 1,577,880 shares of Series E Preferred Stock are currently outstanding.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series A Junior Participating Preferred Stock

We are authorized to issue up to 95,000 shares of Series A Junior Participating Preferred Stock, none of which are issued and outstanding. Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in the Series A Junior Participating Preferred Stock should approximate the value of one share of common stock.

Series B Preferred Stock

We are authorized to issue up to 821,496 shares of Series B Preferred Stock, of which 44,258 shares are issued and outstanding. Each share of Series B Preferred Stock is convertible into .27 of a share of common stock and represents the right to .27 of a vote on all matters to be voted upon by the holders of common stock. The holders of Series B Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $2.90 per annum per share of Series B Preferred Stock. This Series B dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock. Finally, in the event of our liquidation, dissolution or winding up, the holders of our Series B Preferred Stock are entitled to receive a preferential distribution of $29 per share, plus all unpaid accrued dividends.

Series C Preferred Stock

We are authorized to issue up to 137,889 shares of Series C Preferred Stock, none of which are issued and outstanding. Each share of Series C Preferred Stock is convertible into 0.8 shares of common stock and represents the right to 0.8 votes on all matters to be voted upon by the holders of common stock. The holders of Series C Preferred Stock are entitled to receive, out of assets legally available for payment, a cash dividend of $5.76 per annum per share of Series C Preferred Stock. This Series C dividend accrues from the date of initial issuance and is payable on the first day of each January, April, July and October. If any dividend on any share shall for any reason not be paid at the time such dividend becomes due, such dividend in arrears shall be paid as soon as payments are permissible under Delaware law. However, any dividend payment which is not made on or before January 30 of the following calendar year shall be payable in the form of shares of common stock in such number of shares as shall be determined by dividing (A) the product of (x) the amount of the unpaid dividend and (y) 1.3 by (B) the fair market value of the common stock. In the event of our liquidation, dissolution or winding up, the holders of our Series C Preferred Stock are entitled to receive a preferential distribution of $72 per share, plus all unpaid accrued dividends. Finally, we may, within 120 days after the occurrence of a “capital event,” elect to redeem all or a pro rata portion of the outstanding Series C Preferred Stock for the redemption price of $72 per share, plus all unpaid accrued dividends. A “capital event” is defined as a sale of our assets which results in at least a $5,000,000 excess of the purchase price paid for the assets over our basis in such assets.

Series D Preferred Stock

We are authorized to issue up to 4,000 shares of Series D Preferred Stock, none of which are issued and outstanding. The Series D Preferred Stock has a stated value of $1,000 per share and is convertible into a maximum of 110,000 shares of common stock at the lesser price of $6.00 per share or the average of the two lowest closing prices of the common stock during the 30 consecutive trading days immediately preceding the date of conversion. The holders of Series D Preferred Stock will be entitled to convert a quarter of their shares of Series D Preferred Stock each 75 days following the date that such shares of Series D Preferred Stock were issued. Prior to conversion, the holders of Series D Preferred Stock are not entitled to vote on any matter except as required by Delaware law. The holders of shares of Series D Preferred

Stock are entitled to receive a dividend of $70 per annum per share of Series D Preferred Stock, which shall increase to $150 per annum per share of Series D Preferred Stock upon the conversion of the outstanding Series D Preferred Stock into more than 110,000 shares of common stock. Dividends with respect to a share of Series D Preferred Stock are payable in arrears on the earlier to occur of the conversion or redemption of such share of Series D Preferred Stock. At our option, Series D Preferred Stock dividends are payable in cash or, subject to certain limitations, by delivery of that number of shares of common stock that the amount of accrued dividends payable would entitle the Series D Preferred Stock holder to acquire at a price per share of common stock equal to the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days. In the event of our liquidation, dissolution or winding up, the holders of our Series D Preferred Stock are entitled to receive a preferential distribution of $1,000 per share, plus all unpaid accrued dividends. The holders of Series D Preferred Stock can demand that their Series D Preferred Stock be redeemed for that number of shares of common stock equal to the product of (a) the number of shares of Series D Preferred Stock surrendered and (b) a fraction, the numerator of which is the common stock’s current market price and the denominator of which is the lesser of $6.00 and the average of the two lowest closing prices of the common stock during the preceding 30 days (subject to certain percentage ownership limitations). The holders of Series D Preferred Stock can also demand that their shares be redeemed if we default in effecting a conversion of shares of Series D Preferred Stock and such default continues for 10 days, or if we default in the payment of the stated value ($1,000 per share) or of dividends when due and such default continues for 10 days. Upon a redemption following such a default described in the prior sentence, we must pay the holders of Series D Preferred Stock demanding redemption, in cash, $1,250 per share of Series D Preferred Stock plus all accrued unpaid dividends. Finally, between the date we announce our intention to effectuate a change in our control until three days prior to such change in control, the holders of Series D Preferred Stock may demand that their Series D Preferred Stock be redeemed for 125% of the number of shares of common stock to which their Series D Preferred Stock would otherwise be convertible.

Series E Preferred Stock

We are authorized to issue up to 1,730,697 shares of Series E Preferred Stock, 1,577,880 of which are issued and outstanding. These shares of Series E Preferred Stock are not convertible into shares of common stock. However, each share of Series E Preferred Stock represents the right to .25 of a vote on all matters to be voted upon by the holders of common stock.

Effective as of June 30, 2013, (the “Series E Settlement Closing Date”), certain parties related to the Company (collectively, the “Company Parties”) consummated the closing of a Settlement Agreement and Release (the “Series E Settlement Agreement”) with certain Series E Preferred stockholders including the Bryanston Group (collectively, the “Settlement Parties”). The Series E Settlement Agreement relates to the settlement of certain pending actions in the New York Supreme Court and the U.S. District Court for the Southern District of New York relating to claims relating to shares of Series E Preferred Stock held by certain Series E Preferred stockholders and the Bryanston Group and that certain Recapitalization Agreement, dated December 10, 2002, by and between, among others, the Bryanston Group and a predecessor to the Company (the “Recapitalization Agreement”). On the Series E Settlement Closing Date, the Recapitalization Agreement terminated and ceased to have any further force and effect as between certain Series E Preferred stockholders, including the Bryanston Group, and the Company.

In consideration for the mutual release of all claims, the Company agreed to redeem, purchase and acquire the Preferred Stock from the Bryanston Group in accordance with an agreed upon timeline and payment schedule (the “Redemption Schedule”) and based upon the closing by the Company of third party financing in an aggregate amount sufficient to enable the Company to complete the construction of the Casino Project (the “Concord Event”).

As conditions to closing, (i) Bryanston Group delivered a voting proxy on the Series E Preferred Stock it holds to designated officers of the Company, pursuant to which those officers have agreed not to vote the shares; and (ii) the parties executed joint stipulations and orders dismissing the pending actions between the all defendants, Company Parties, certain Series E Preferred stockholders and the Bryanston Group.

The parties further agreed that, in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Bryanston Group’s Series E Preferred Stock would retain all rights, rank and priority as enumerated in the Certificate of Designations, Powers, Preferences and Rights of the Series E Preferred Stock. In the event the Company fails to make a payment due and owing to the Bryanston Group from funds legally available to effect such payment, the Company shall have 45 days to cure such default. If such default is not cured within 45 days, the Company will be obligated to redeem the balance of the Series E Preferred Stock held by the Bryanston Group at the Liquidation Value and Accrued Dividends from funds legally available to effect such payment.

Effective May 29, 2014, the Settlement Parties entered into a side letter amendment to the Settlement Agreement (the “Settlement Amendment”), pursuant to which the Redemption Schedule was revised. Pursuant to the Settlement Amendment, the Company may, at its sole discretion redeem the Series E Preferred Stock prior to the occurrence of the Concord Event at a purchase price consistent with the Redemption Schedule notwithstanding whether a Concord Event has occurred (“Early Redemption”). Moreover, the Company shall be required to redeem the Series E Preferred Stock upon being awarded a Gaming Facility License by the NYSGC and paying the required license fee at a purchase price consistent with the Redemption Schedule notwithstanding whether a Concord Event has occurred (“Mandatory Redemption”). Unless and until an Early Redemption or Mandatory Redemption occurs, the existing terms and conditions of the Settlement Agreement remain unaffected and the obligations unmodified.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our certificate of incorporation and amended and restated bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and amended and restated bylaws:

•	permit our board of directors to issue up to an additional 3,225,045 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the board or by the board of directors; and

•	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holder of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash as described in the section entitled “Use of Proceeds.” We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by him and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144, if and when available;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the warrants owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to this prospectus, estimated to be $30,000 in total, including, without limitation, Commission filing fees and expenses of Nasdaq filing fees; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of the selling stockholder.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Empire Resorts, Inc. appearing in Empire Resorts, Inc.’s Annual Report (Form 10-K) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 including schedule appearing therein, and the effectiveness of Empire Resorts, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, reports quarterly and special reports, proxy statements and other information with the Commission. Information filed with the Commission by us can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Commission at prescribed rates. Further information on the operation of the Commission’s Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the Commission. The address of that website is www.sec.gov.

INCORPORATION BY REFERENCE

The rules of the Commission, allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 10, 2015, or the Form 10-K;

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the Commission.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention: Secretary

(845) 807-0001

EMPIRE RESORTS, INC.

1,083,335 Shares of Common Stock

PROSPECTUS

, 2015

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

SEC registration fee	$(1)
Printing	$5,000
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Miscellaneous	5,000
Total	$30,000

(1) Previously paid

Item 15. Indemnification of Directors and Officers

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(B)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on March 12, 2015.

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nanette L. Horner as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Joseph A. D’Amato Joseph A. D’Amato	Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2015

/s/ Laurette J. Pitts Laurette J. Pitts	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	March 12, 2015

/s/ Emanuel R. Pearlman Emanuel R. Pearlman	Chairman of the Board	March 12, 2015

/s/ Edmund Marinucci Edmund Marinucci	Director	March 12, 2015

/s/ James Simon James Simon	Director	March 12, 2015

/s/ Nancy A. Palumbo Nancy A. Palumbo	Director	March 12, 2015

/s/ Gregg Polle Gregg Polle	Director	March 12, 2015

EXHIBIT INDEX

4.1	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein, to purchase shares of Common Stock. (1)

4.2	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein, to purchase shares of Common Stock. (2)

4.3	Common Stock Purchase Warrant, dated May 11, 2010, by and between Empire Resorts, Inc. and Joseph Bernstein, to purchase shares of Common Stock. (3)

5.1	Opinion of Ellenoff Grossman & Schole LLP (4)

10.1	Settlement Agreement and Release, dated as of May 11, 2010, by and among Empire Resorts, Inc., Kien Huat, Kok Thay Lim, Au Fook Yew, G. Michael Brown, and Joseph Bernstein (5)

10.2	Agreement and Release, dated February 28, 2011, by and between Empire Resorts, Inc., Kok Thay Lim, Colin Au Fook Yew, G. Michael Brown and Joseph Berstein (6)

23.1	Consent of Ernst & Young*

24.1	Power of Attorney (contained on Signature Page hereto)

*	Filed herewith
(1)	Incorporated by reference to Exhibit 4.1 to Empire Resorts, Inc.’s Quarterly Report on Form 10-Q (a “10-Q”) for the quarter ended March 31, 2010 (the “3/31/10 10-Q”), filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2010.
(2)	Incorporated by reference to Exhibit 4.2 to the 3/31/10 10-Q.
(3)	Incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-1, filed with the Commission on December 11, 2013 (the “S-1”).
(4)	Incorporated by reference to Exhibit 5.1 to the S-1.
(5)	Incorporated by reference to Exhibit 10.1 to the 3/31/10 10-Q.
(6)	Incorporated by reference to Exhibit 10.5 to the S-1.